Exhibit (a)(4)

IPC HOLDINGS REJECTS VALIDUS’S REVISED OFFER

Says Revised Unsolicited Offer is Not Superior

Says Amalgamation With Max Delivers Superior Value and Certainty

IPC Board Urges Shareholders To Vote For Max Transaction

At June 12 Annual General Meeting

HAMILTON, Bermuda – June 9, 2009 – IPC Holdings, Ltd. (NASDAQ: IPCR; BSX: IPCR BH) announced today that its Board of Directors has concluded that the amended amalgamation proposal announced by Validus Holdings, Ltd. on June 8, 2009, which continues to be at a significant discount to IPC’s book value and represents a mere $0.12 increase above Validus’ previous offer, is not in the best interests of IPC and its shareholders as a whole and does not constitute a superior proposal.

The Board also reaffirmed its recommendation of IPC’s proposed amalgamation with Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH). On June 4, 2009, IPC announced that it will pay two special cash dividends that will deliver $2.50 per share in cash to IPC shareholders if the IPC/Max deal closes. The Board urges IPC shareholders to vote FOR the proposals related to the improved terms of the amalgamation with Max, which provides greater value and certainty, at the annual general meeting of shareholders on June 12, 2009.

Kenneth L. Hammond, Chairman of IPC’s Board of Directors said, “Validus has submitted another unsolicited offer to acquire IPC at a price below book value. IPC’s Board has again determined that Validus’s offer does not constitute a superior proposal and is not in the best interests of IPC and its shareholders as a whole.

“Validus continues to attempt to acquire IPC’s capital at a substantial discount to book value and its latest offer still does not have the same potential for delivering shareholder value as the amalgamation with Max. We also question whether removing cash from the combination of two short-tail property casualty companies at the beginning of the hurricane season is wise; such an action could negatively affect the combined company’s credit ratings.”

Mr. Hammond continued, “In contrast, a combined IPC and Max, with its diversified businesses and uncorrelated risk, allows shareholders of both companies to benefit from better capital utilization. The combination itself, through diversification, creates excess capital in the combined entity. Accordingly, IPC/Max will be able both to pay our shareholders cash dividends and at the same time retain an appropriate buffer to protect our capital from catastrophe events. Following closing next week, assuming shareholder approval, we will maintain our ratings and will have the flexibility to deploy capital and take advantage of favorable pricing and underwriting developments across a greater number of business lines and regions.

“As we have also told our shareholders, Validus’s claim that it can complete an acquisition of IPC with ‘speed and certainty’ is simply wrong; it cannot be completed until mid-August, at the very earliest, even assuming that IPC were to proceed with Validus on a friendly basis. Even that very optimistic timing puts us well into hurricane season and if there is a major catastrophe event Validus could walk away from whatever is on the table and there could be no deal with any other party. In contrast, IPC shareholders can begin enjoying the benefits of the transaction with Max – including the cash dividends and excess capital – within a few days if the amalgamation is approved just three days from now.”

IPC’s Board of Directors strongly urges shareholders not to tender their shares to the Validus exchange offer. The IPC Board continues to believe that the combination with Max will provide superior value and benefits to all IPC shareholders and recommends that IPC shareholders vote in favor of the amalgamation with Max.

IPC’s Board of Directors urges shareholders to vote FOR all proposals associated with the Max transaction on the WHITE proxy card at the June 12 annual general meeting of shareholders.

IPC shareholders who have tendered their shares to Validus are encouraged to withdraw them. For assistance in withdrawing IPC shares tendered, shareholders should contact their broker or IPC’s information agent, Innisfree M&A at (877) 825-8621.

You can find more information about the annual general meeting of shareholders and the Max amalgamation at our website: www.ipcre.com. Please register at the site so that you will be apprised of any developments.

About IPC Holdings, Ltd.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release includes statements about future economic performance, finances, expectations, plans and prospects of both IPC Holdings, Ltd. (“IPC”) and Max Capital Group Ltd. (“Max”) that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, including the risks described in the definitive joint proxy statement/prospectus of IPC and Max that has been filed with the Securities and Exchange Commission (“SEC”) under “Risk Factors,” many of which are difficult to predict and generally beyond the control of IPC and Max, that could cause actual results to differ materially from those expressed in or suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please also refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by each of IPC or Max, as the case may be, with the SEC. Neither IPC nor Max undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of financial ratings of any wholly-owned operating subsidiary; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in the definitive joint proxy statement/prospectus of IPC and Max, the most recent reports on Form 10-K, Form 10-Q and other documents of IPC or Max, as the case may be, on file with the SEC. Risks and uncertainties relating to the proposed transaction include the risks that: the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; the anticipated benefits of the transaction will not be realized; and/or the proposed transactions will not be consummated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward looking statement contained in this press release, except as required by law.

ADDITIONAL INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND WHERE TO FIND IT:

This press release relates to a proposed business combination between IPC and Max. On May 7, 2009, IPC and Max filed with the SEC a definitive joint proxy statement/prospectus, which was first mailed to shareholders of IPC and Max on May 7, 2009. On June 4, 2009, IPC and Max filed with the SEC a supplemental joint proxy statement/prospectus, which was first mailed to shareholders of IPC and Max on June 4, 2009. This press release is not a substitute for the definitive joint proxy statement/prospectus that IPC has filed with the SEC, the supplemental joint proxy statement/prospectus or any other document that IPC or Max may file with the SEC or send to their respective shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC

AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to IPC, at Jim Bryce, President and Chief Executive Officer, or John Weale, Executive Vice President and Chief Financial Officer, at 441-298-5100, in the case of IPC’s filings, or Max, at Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations at 441-295-8800, in the case of Max’s filings.

PARTICIPANTS IN THE SOLICITATION:

IPC and Max and their directors and executive officers are participants in the solicitation of IPC and Max shareholders, respectively, in connection with the proposed business combination.

Information about IPC’s directors and executive officers is available in the definitive joint proxy statement/prospectus filed with the SEC on May 7, 2009, relating to IPC’s 2009 annual meeting of shareholders; information about Max’s directors and executive officers is available in the amendment to its annual report on Form 10-K, filed with the SEC on April 1, 2009.

Contacts:

Media

The Abernathy MacGregor Group

Chuck Burgess, Mike Pascale or Allyson Morris

+1-212-371-5999

Investors

Innisfree M&A Inc.

Arthur Crozier

+1-212-750-5833